SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549



                                  FORM 8-K



                               CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) July 15, 1996



                            CORNING INCORPORATED
           (Exact name of registrant as specified in its charter)



New York                                1-3247         16-0393470
(State or other jurisdiction            (Commission    (I.R.S. Employer
of incorporation)                       File Number)    Identification No.)



One Riverfront Plaza, Corning, New York                          14831
(Address of principal executive offices)                         (Zip Code)

(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events

Attached fpr filing as an exhibit hereto is the item listed in "Item 7 -- Financial Statements, Pro Forma Financial Information and Exhibits" below. Such item is being filed in connection with the offering by Corning Incorporated of $500,000,000 aggregate principal amount of its Medium-Term Notes due from 9 months to 30 years from Date of Issue.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.


Exhibits:

The Registrant's press release of July 15, 1996.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                       CORNING INCORPORATED
                                                       Registrant



Date:  July 15, 1996                         By   /s/   KATHERINE A. ASBECK
                                                        Katherine A. Asbeck
                                                   Chief Accounting Officer

                                                         Kathryn C. Littleton
                                                               (607) 974-8206
                                                              Paul A. Rogoski
                                                               (607) 974-8832

IMMEDIATE RELEASE
     July 15, 1996

                 Corning Incorporated Reports Second Quarter
                 Earnings from Continuing Operations Up 17%
                  Growth Fueled by Optical Fiber and Cable
                      And Ceramic Substrate Businesses

     CORNING, N.Y., July 15 - Corning Incorporated (NYSE:GLW) said today that its 1996 second quarter net income from continuing operations totaled $93.8 million, or $0.41 per share, an increase of 17 percent over adjusted second quarter 1995 earnings of $0.35 per share. The adjusted 1995 second quarter results exclude a special charge taken by Corning to fully reserve its investment in Dow Corning Corporation and a restructuring provision.
     Second quarter sales from continuing operations totaled $913.7 million, an increase of 14 percent over adjusted 1995 levels.
     "The improvement in overall operating performance demonstrates the strength and market position of our core businesses and technologies," said Roger G. Ackerman, chairman and chief executive officer. "Looking ahead, we are optimistic about the second half of the year. We are moving aggressively to capture the growth in key markets with expansions under way for optical fiber, advanced materials, television glass and projection lenses."




                                   -more-

     The company said its sales and earnings growth was fueled by strong demand for optical fiber, cable and components for telecommunications markets, for ceramic substrates for environmental applications, and for life science products. In consumer products, results improved compared with 1995's second quarter. However, results from information display businesses were down from year earlier levels due to expansion-related manufacturing issues.
     Equity company earnings, excluding Dow Corning, increased approximately 10 percent from adjusted 1995 levels, due primarily to solid results from optical fiber equity companies in Europe and Australia and from Samsung-Corning Company Ltd. in South Korea.
     Continuing operations include the company's Communications, Specialty Materials and Consumer Products segments. As previously announced, on May 14, 1996, Corning is pursuing the spin-off of its clinical laboratory and pharmaceutical services businesses in a transaction expected to be completed by year-end. Therefore, Corning has begun to account for the Health Care Services segment as discontinued operations.
     The company recorded a loss from discontinued operations of $56.8 million, or $0.25 per share, in the second quarter of 1996. The loss includes a charge for the estimated costs related to the spin-offs and a charge to increase reserves for government claims at Corning Clinical Labs, offset by the estimated results of the segment through the anticipated date of the spin-off.
     Corning's total net income, including the loss from discontinued operations, was $37.0 million, or $0.16 per share, for the second quarter 1996, compared with a net loss of $297.2 million, or $1.32 per share, in the same period of 1995.

                                   -more-


     Commenting on discontinued operations, Ackerman said, "Corning Pharmaceutical Services is benefiting from the high growth in the contract research field as part of the trend to bring new drugs to the marketplace at a faster pace. At Corning Clinical Laboratories, operations continue to stabilize, but the dynamics of that market continue to be difficult."
     Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest growing segments of the world's economy. Corning manufactures optical fiber, cable and components, high-performance glass and components for televisions, and other electronic displays for communications and communications-related industries; advanced materials for the scientific, life sciences and environmental markets; and consumer products. Corning's total revenues from continuing operations in 1995 were $3.3 billion.




                                    -30-

Investor Relations Contact:                 Richard B. Klein (607) 974-8313
                                         Katherine M. Dietz (607) 974-8217

Corning Incorporated and Subsidiary Companies
Consolidated Statements of Income
(Unaudited; in millions, except per-share amounts)
                                 Six    Twenty-Four    Three     Twelve
                                Months     Weeks      Months      Weeks
                                Ended      Ended       Ended      Ended
                                June 30, June 18,     June 30,   June 18,
                                 1996       1995       1996       1995
                                 ----       ----        ---        ----

Revenues
  Net sales                    $1,751.3    $1,397.0  $ 913.7      $ 764.8
  Royalty, interest and
  dividend income                 15.0        14.6       7.0          8.2
                               -------     -------   -------     -------
                               1,766.3     1,411.6     920.7        773.0
Deductions
  Cost of sales                1,085.7       867.2     568.7        474.8
  Selling, general and
  administrative expenses        306.8       241.0     148.4        124.9
  Research and development
  expenses                        90.2        77.4      44.9         39.9
  Provision for restructuring
  and other special charges                   26.5                   26.5
  Interest expense                36.0        31.6      18.3         16.8
  Other, net                      11.2         9.7       4.1          1.8
                                -------     -------   -------     -------

Income from continuing operations
  before taxes on income         236.4       158.2     136.3         88.3
Taxes on income from
  continuing operations           79.2        47.9      45.7         25.1
                                -------     -------   -------     -------

Income from continuing operations
  before minority interest and
  equity earnings                157.2       110.3      90.6         63.2
Minority interest in earnings
  of subsidiaries                (28.0)      (28.3)    (15.8)       (17.3)
Dividends on convertible
  preferred securities
  of subsidiary                   (6.9)       (6.3)     (3.5)        (3.1)
Equity in earnings (losses)
  of associated companies:
  Other than Dow Corning
  Corporation                     34.1        29.4      22.5         21.0
  Dow Corning Corporation                   (348.0)                (365.5)
                                ------      -------   ------      -------
Income (loss) from
  continuing operations          156.4      (242.9)     93.8       (301.7)
Income (loss) from discontinued
  operations, net of
  income taxes                   (47.6)       25.1     (56.8)         4.5
                                -------     -------   -------     -------

Net Income (Loss)              $ 108.8     $(217.8)  $  37.0      $(297.2)
                                =======     =======   =======     =======

Per Common Share:
  Continuing operations        $   0.68    $  (1.08) $   0.41     $ (1.34)
  Discontinued operations         (0.21)       0.11     (0.25)       0.02
                                -------     -------   -------     --------
  Net Income (Loss)            $   0.47    $  (0.97) $   0.16     $ (1.32)
                                -------     -------   -------     --------

Dividends Declared             $   0.36    $   0.36  $   0.18     $  0.18
                                =======     =======   =======     ========

Weighted Average Shares
  Outstanding                    227.3       225.9     227.3        226.3
                                =======     =======   =======     =======

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(In millions)
                                 June 30, 1996 Dec. 31, 1995
                                 ------------  -------------
                                  (Unaudited)

         Assets

Current Assets
  Cash and short-term investments   $ 122.2        $ 187.6
  Receivables, net                    550.9          479.5
  Inventories                         501.0          426.5
  Deferred taxes on income and
     other current assets             136.5          102.8
                                   ---------      ---------
Total Current Assets                1,310.6        1,196.4

Investments                           339.9          364.9

Plant and Equipment, Net            1,769.2        1,599.6


 Assets, Net                          347.1          330.8

Other Assets                          273.8          305.3


Net Assets of Discontinued
  Operations                        1,736.7        1,664.7
                                  -----------     ---------
                                    $5,777.3       $5,461.7
                                  ============    =========



Current Liabilities
  Loans payable                     $ 415.0        $ 143.1
  Accounts payable                    166.2          202.6
  Other accrued liabilities           431.6          396.3
                                   ---------       -------
  Total current liabilities         1,012.8          742.0

Other Liabilities                     634.7          618.3
Loans Payable Beyond One Year       1,303.8        1,340.0
Minority Interest in
 Subsidiary Companies                 302.5          269.8
Convertible Preferred Securities
 of Subsidiary                        364.9          364.7
Convertible Preferred Stock            23.3           23.9
Common Stockholder's Equity         2,135.3        2,103.0
                                    --------      ---------
                                    $5,777.3       $5,461.7
                                    ========       ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 2, 1996


(1) In May 1996, Corning's Board of Directors approved a plan to distribute to its shareholders on a pro rata basis all of the shares of Corning Clinical Laboratories Inc. and Corning Pharmaceutical Services Inc. (the "Distributions"). The result of the plan will be the creation of two independent, publicly-owned (but as yet unnamed) companies. Corning has submitted to the Internal Revenue Service a request for a ruling that the Distributions will qualify as tax-free distributions under the Internal Revenue Code of 1986. The final terms of the Distributions, which are subject to approval by Corning's Board of Directors, will be set forth in registration statements to be filed with the Securities and Exchange Commission and in an Information Statement to be distributed to Corning's shareholders. The Distributions are expected to occur by the end of 1996.

     Corning's investment in equity and intercompany debt of the companies to be distributed totaled $1.7 billion at June 30, 1996. Corning currently estimates that, prior to the Distributions, the companies to be distributed will borrow approximately $600 million to $800 million from third-party lenders and repay intercompany debt to Corning, reducing Corning's investment to approximately $900 million to $1.1 billion. Corning's stockholders' equity will be reduced by Corning's investment in these companies at the date of the Distribution. Corning intends to use the proceeds from the repayment of intercompany debt to repay third-party debt, repurchase shares or invest for future strategic uses.

     As a result of the plan to distribute the clinical-laboratory and pharmaceutical-services businesses, Corning's consolidated financial statements and notes report these businesses, which comprised Corning's Health Care Services segment, as discontinued operations. Prior period financial statements have been restated accordingly.

     The loss from discontinued operations in the second quarter of 1996 includes a charge for the estimated costs related to the Distributions and a charge to increase reserves for government claims, offset by the estimated results of operations of the businesses to be distributed from April 1, 1996, through December 31, 1996, the anticipated date of the Distributions. Income from discontinued operations for the second quarter of 1995 includes an after-tax restructuring charge of $24.4 million.

     As disclosed in Corning's 1995 Annual Report on Form 10-K, government investigations of certain practices by clinical laboratories acquired in recent years are ongoing. In the second quarter, the U.S. Department of Justice notified Corning Clinical Labs that it has taken issue with certain payments received by Damon Corporation from federally funded healthcare programs prior to its acquisition by Corning. Corning Clinical Labs management has met with the U.S. Department of Justice several times to evaluate the substance of the government's allegations. Discussions with the U.S. Department of Justice are in a preliminary state and consequently, it is not possible to predict the outcome of this matter with any certainty.

     Corning Clinical Labs has established reserves equal to management's estimate of the low end of the range of potential amounts which could be required to satisfy the government's claims. However, it is possible that the aggregate claim (which might include restitution, multiple damages, other civil penalties or criminal fines) could be in excess of established reserves by an amount which could be material to Corning's results of operations and cash flows in the quarter in which such claim is settled. Corning does not believe that this claim will have a material adverse impact on Corning's overall financial condition.

(2) Earnings per common share are computed by dividing net income less dividends on Series B convertible preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding for the second quarter and first half of 1996 was 227.3 million and 226.3 million and 225.9 million, respectively, for the same periods in 1995. Series B preferred dividends amounted to $0.5 million and $1.0 million in the second quarter and first half, respectively, in both 1996 and 1995.
(3) Depreciation and amortization charged to continuing operations during the first half of 1996 and 1995 totaled $141.8 million and $120.2 million, respectively.

(4) Corning's effective tax rate for continuing operations was 33.5% for the second quarter and first half of 1996. Excluding the impact of the restructuring charge, the effective tax rate was 31% and 31.5% for the second quarter and first half of 1995. The lower 1995 rate was due to a higher percentage of Corning's earnings from consolidated entities with lower effective tax rates.

(5) Effective January 1, 1996, Corning made several changes to its accounting calendar to make Corning's results more comparable with other companies and to enable Corning to report results of certain subsidiaries on a more current basis.

          First, Corning adopted an annual reporting calendar. Previous years operated on a fiscal year ending on the Sunday nearest December 31. As a result, Corning's 1996 quarters will include results for three calendar months while Corning's quarters previously included results for 12 weeks (16 weeks in the third quarter).

          Second, Corning's 1996 quarters will include three months of operations for all significant subsidiaries and affiliates. Previously, certain subsidiaries reported two months of results in the first quarter and four months of results in the third quarter.

          Third, Corning Life Sciences, Inc. and certain other consolidated subsidiaries that previously reported on a fiscal year ending November 30 adopted a calendar year end. The December 1995 results of these subsidiaries were recorded in retained earnings during the first quarter of 1996.

     Second quarter and first half 1995 financial statements were not restated for the calendar change. The following table presents unaudited pro forma results for the second quarter and first half 1995 as if this change had occurred at the beginning of 1995 (in millions except per-share amounts):

                                         Three       Six
                                     Months EndedMonths Ended
                                     June 30, 1995June 30, 1995
                                      (pro forma)(pro forma)
                                     ----------- ----------

     Sales                               $801.3    $1,568.8
                                          ======     ========

     Net income (loss)
        Before Dow Corning Corporation
        and restructuring                $ 80.3    $ 136.8
        Equity in losses of Dow Corning
        Corporation                      (365.5)    (348.0)
        Provision for restructuring       (16.1)     (16.1)
                                          ------     ------
        Continuing operations            (301.3)    (227.3)
        Discontinued operations             3.1       29.5
                                          ------     ------

     Net loss                            $(298.2)  $(197.8)
                                          =======    =======

     Net income (loss) per common share
        Before Dow Corning Corporation
        and restructuring                $ 0.35    $  0.60
        Equity in losses of Dow Corning
        Corporation                       (1.62)     (1.54)
        Provision for restructuring       (0.07)     (0.07)
                                          ------     -------
        Continuing operations             (1.34)     (1.01)
        Discontinued operations            0.02       0.13
                                          ------     -------

     Net loss per common share           $(1.32)   $ (0.88)
                                          ======     =======

(6) On May 15, 1995, Dow Corning Corporation (a 50%-owned equity company) voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. As a result of this action, Corning recorded an after-tax charge of $365.5 million, or $1.62 per share, in the second quarter of 1995 to fully reserve its investment in Dow Corning Corporation.

     Corning also discontinued recognition of equity earnings from Dow Corning Corporation beginning in the second quarter of 1995. Corning recognized equity earnings from Dow Corning Corporation of $17.5 million in the first quarter of 1995.

(7) In the second quarter of 1995, Corning recorded a restructuring charge in continuing operations totaling $26.5 million ($16.1 million after-tax) or $0.07 per share.

                                   - 30 -